ACE*COMM REPORTS RESULTS FOR THE THIRD QUARTER OF FISCAL 2007

Corporate Highlights:

•	Net loss for quarter of $2.6 million

•	Signed Term Sheet, negotiating $4.2 million in convertible

debt financing

• Backlog increased to $15.3 million

•	Cost reductions of $3.0 million completed

•	New management structure implemented

Gaithersburg, MD – May 15, 2007 – ACE*COMM Corporation (NASDAQ:ACEC), a global provider of value-added services and advanced operations support systems (OSS) solutions, today reported financial results for the quarter ended March 31, 2007, the third quarter of its 2007 fiscal year. The company reported revenue of $3.1 million for the quarter, which compares to $6.7 million for the comparable quarter of fiscal year 2006. Net loss for the quarter was $2.6 million, or $0.14 per share, compared to a profit of $365,000, or $0.02 per share, for the same quarter of the prior year.

For the nine months ended March 31, 2007, revenue was $9.3 million compared to $20.1 million for the same nine months of fiscal year 2006. Net loss for the nine months was $7.9 million, or $0.44 per share, compared to a net income of $800,000, or $0.05 per share, for the same nine months of the prior year.

“Third-quarter revenues were derived primarily from backlog and maintenance contracts,” said ACE*COMM CEO Jim Greenwell. “However, we see this trend reversing and for the first time in 18 months, bookings for the quarter exceeded revenues, increasing our backlog to $15 million. We have, in addition, resolved or are in the process of resolving issues that have led to project delays over the past year. These are significant reversals that we believe reflect an improved direction for the company.”

Continued Mr. Greenwell, “We are also finding and continuing to capitalize on opportunities in the wireless mobility space. Interest in our products continues to grow, as illustrated by our selection in April by Cincinnati Bell Wireless, who we understand will launch both Parent Patrol® and Enterprise Patrol™ under its own brand later this year. In addition, we are implementing a hosted Patrol Suite solution for a third carrier through one of our channel partners. Finally, we signed a Memorandum of Understanding and are in final contract negotiations for an innovative Advanced Revenue Management solution for a customer operating one of the largest mobile transaction networks delivering mobile services and content to operators around the world.”

Steve Delmar, CFO, added, “We are engaged in raising over $4 million of additional financing for the company. Combined with the cost reductions already in place, this new financing will have a strong positive impact on our financial position and cash resources. The new funding, which we expect to close in the next few weeks, will provide the capital we need to invest in our value-added services business. Also, this quarter was the first quarter in over a year in which our sales bookings exceeded our revenue, increasing our backlog.”

Mr. Greenwell concluded, “The changes made in our leadership and organizational structure – particularly when combined with the new financing and a more streamlined budget – will make ACE*COMM a stronger and more focused company. In the coming months, we believe we can execute effectively on our strategy to return our traditional businesses to profitability and to expand our presence in the fast growing value-added services market.”

ACE*COMM will host an earnings teleconference call on Tuesday, May 15 at 5:30 pm ET to discuss the third quarter fiscal year 2007 results. To participate, please call 866-847-7859 (within the United States) or 703-639-1426 (outside the United States). When prompted, enter the ACE*COMM reservation number 1086753. Internet users can hear a simultaneous live webcast of the teleconference at http://acecomm.com or http://www.fulldisclosure.com. An audio replay of the call is available from 8:30 p.m. ET on May 15, 2007, through 11:59 p.m. ET on May 23, 2007. To listen to the audio replay, please call 888-266-2081 (within the United States) or 703-925-2533 (outside the United States); the passcode is: 1086753

About ACE*COMM
ACE*COMM is a global provider of value-added services, mobile content delivery applications and advanced operations support systems (OSS) solutions for telecommunications service providers and enterprises. ACE*COMM’s solutions are applicable to a range of legacy through next-generation networks that include wired, wireless, voice, data, multimedia, and Internet communications networks. These solutions provide the software applications that enable new carrier services offerings and the analytical tools required to extract knowledge from operating networks—knowledge customers use for cost reduction, improved operational efficiency, acceleration of time-to-market for new services, and more effective customer care.

For over 20 years, ACE*COMM technology has been effectively deployed for more than 300 customers, spanning over 4000 installations in 70 countries worldwide. ACE*COMM-installed products are currently enabling the success of customers and partners such as Alcatel-Lucent, AT&T, Cisco, General Dynamics, IBM, Level 3 Communications, Marconi, Motorola, Northrop Grumman, and Siemens. Headquartered in the Washington, DC area, ACE*COMM has corporate offices in Australia, Canada and the UK. ACE*COMM is an ISO 9001 compliant company. For more information, visit www.acecomm.com.

ACE*COMM, NetPlus, the ACE*COMM logo, and N*VISION are registered trademarks, and Convergent Mediation and Parent Patrol are trademarks of ACE*COMM Corporation.

Except for historical information, the matters discussed in this news release include forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including, but not limited to: the failure of anticipated demand to materialize, delays or cancellations of orders due to various factors, including business and economic conditions in the U.S. and foreign countries; industry-wide slowdowns, any limitations on customers’ financial resources, the continued convergence of voice and data networks, the continuing success of the Company’s strategic alliances for product development and marketing, customer purchasing and budgetary patterns or lack thereof; pricing pressures and the impact of competitive products; the timely development and acceptance of new products; the Company’s ability to adequately support its operations, and other risks detailed from time to time in the Company’s Report on Form 10-Q and other reports filed with the Securities Exchange Commission.

Contact:
ACE*COMM
Media Relations:
media@acecomm.com
or
Investor Relations:
Jody Burfening / Harriet Fried
Lippert/Heilshorn & Associates
212-838-3777
hfried@lhai.com

ACE*COMM CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands except share and per share amounts)

	March 31,	June 30,
	2007	2006
Assets

Current assets:
Cash and cash equivalents	$902	$946
Accounts receivable, net	4,379	10,981
Inventories, net	904	838
Deferred contract costs	—	18
Prepaid expenses and other	551	571

Total current assets	6,736	13,354
Property and equipment, net	763	787
Goodwill	386	522
Acquired intangibles, net	620	1,041
Other non-current assets	342	657

Total assets	$8,847	$16,361

Liabilities and Stockholders’ Equity

Current liabilities:
Borrowings	$1,197	$2,970
Accounts payable	770	1,114
Accrued expenses	1,404	1,661
Accrued compensation	719	885
Deferred revenue	4,327	3,617

Total current liabilities	8,417	10,247
Long-term notes payable	—	17

Total liabilities	8,417	10,264

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized,
none issued and outstanding	—	—
Common stock, $.01 par value, 45,000,000 shares authorized,
18,615,350 and 17,788,032 shares issued and outstanding	186	178
Additional paid-in capital	37,405	35,257
Other accumulated comprehensive loss	(27)	(91)
Accumulated deficit	(37,134)	(29,247)

Total stockholders’ equity	430	6,097

Total liabilities and stockholders’ equity	$8,847	$16,361

ACE*COMM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue
Licenses and hardware	$845	$3,509	$2,308	$10,161
Services	2,261	3,194	6,966	9,966

Total revenue	3,106	6,703	9,274	20,127
Cost of licenses and hardware revenue	625	323	1,430	1,805
Cost of services revenue	1,929	1,972	5,430	5,272

Total cost of revenue	2,554	2,295	6,860	7,077
Gross profit	552	4,408	2,414	13,050
Selling, general, and administrative	2,752	3,080	8,314	9,237
Research and development	398	872	1,854	2,826

Income (loss) from operations	(2,598)	456	(7,754)	987
Interest expense	6	91	132	174

Income (loss) before income taxes	(2,604)	365	(7,886)	813
Income tax (benefits) expense	—	—	1	1

Net income (loss)	$(2,604)	$365	$(7,887)	$812

Basic net income (loss) per share	$(0.14)	$0.02	$(0.44)	$0.05

Diluted net income (loss) per share	$(0.14)	$0.02	$(0.44)	$0.05

Shares used in computing net income (loss) per share:
Basic	17,996	16,889	17,813	16,838

Diluted	17,996	17,679	17,813	17,351